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                                                                EXHIBIT 99.1

[ZOLTEK LOGO]


FOR IMMEDIATE RELEASE                            NASDAQ NMS SYMBOL: "ZOLT"
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                   ZOLTEK ANNOUNCES $20 MILLION FINANCING
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               TO REDUCE DEBT AND COMMENCE CAPACITY EXPANSION
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                  ST. LOUIS, MISSOURI -- OCTOBER 18, 2004 -- Zoltek
Companies Inc. today announced that it has agreed to a $20 million convertible debenture financing package. The proceeds will be used to retire bank debt, to complete the reactivation of all of the continuous carbon fiber production lines in Zoltek's Abilene, Texas facility and to expand capacity at its Hungarian facility by continuing the conversion of all of that facility's acrylic fiber production to carbon fiber precursor and adding new carbon fiber production capacity. All these investments are designed to address the Company's growing order book for low-cost, high-performance carbon fibers.

         The privately placed 7.5% convertible debentures mature April 2008. The debentures will be convertible into shares of Zoltek's common stock at a price of $12.00 per share. In addition, the Company agreed to issue to the debenture investors warrants to purchase an amount of shares of the Company's common stock equal to 30% of the number of shares to be issued upon conversion of the debentures, exercisable for a six-year period at an exercise price of $13.00 per share. The debentures are secured by the existing carbon fiber assets of Zoltek's Hungarian subsidiary.

                  "The financing package represents a strong vote of confidence in Zoltek's future on the part of its core institutional investor group," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer. "The financing package has achieved a better fit between our capitalization and the needs of our growing business and will enable us to meet our working capital needs and to push forward in adding new capacity to meet customer requirements for high-volume deliveries of low-cost, high-performance carbon fibers. That is Zoltek's strategic future that we have talked about for so long, and it has finally - and clearly - arrived."

                  Zoltek will use $12 million of the proceeds from the sale of convertible debentures to retire higher coupon debt to banks in Hungary; the term of the remaining $3 million loan with the Hungarian banks has been extended to October 2007. The balance of the net proceeds will support the reactivation of existing carbon fiber capacity and the installation of new capacity. Zoltek plans to add 1,000 tons of annual carbon fiber capacity in Hungary. When its existing facilities in Texas and Hungary ultimately operate at full capacity, Zoltek expects that it will be able to produce 4,500 tons of continuous carbon


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[ZOLTEK LOGO]

Zoltek Announces $20 Million Financing To Reduce Debt and Commence Capacity
 Expansion
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October 18, 2004

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fibers per year. As previously reported, Zoltek is also exiting the acrylic textile market and plans to convert all its acrylic capacity in Hungary to increased production of precursor used as raw material in its carbon fiber operations. The capacity expansion and the precursor conversion to support this expansion is currently expected to be completed by May 2005.

                  Rumy said Zoltek had assured its customers that it would continue its long-term strategy to develop the commercial applications for carbon fibers by expanding capacity in the face of rapidly growing demand and maintaining competitive pricing to support the commercial markets. "We are sticking to our strategy of making large quantities of commercial carbon fibers available for commercial applications at stable and affordable prices," Rumy said.

                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: return to operating on a profitable basis; obtain a waiver of its debt covenants and otherwise comply with its obligations under its credit agreements; refinance those agreements at their maturity dates; increase production capacity to meet increased orders on a timely and profitable basis; manage its excess carbon fiber production capacity and inventory levels; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets, as well as other matters discussed herein. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.




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